EXHIBIT 12
                        JONES APPAREL GROUP, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions)

                                          Year Ended December 31,
                                   ------------------------------------
                                       2003          2002          2001
                                   --------      --------      --------

Income before income taxes........   $527.0        $533.5        $399.8
                                   --------      --------      --------
Fixed charges
  Interest expense and
    amortization of
    financing costs...............     58.8          62.7          84.6
  Portion of rent expense
    representing interest.........     34.1          32.1          26.3
                                   --------      --------      --------
Total fixed charges...............     92.9          94.8         110.9
                                   --------      --------      --------
Income before income taxes and
  fixed charges...................   $619.9        $628.3        $510.7
                                   ========      ========      ========
Ratio of earnings to
  fixed charges...................      6.7           6.6           4.6
                                   ========      ========      ========